Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the IonQ, Inc. 2021 Equity Incentive Plan and the IonQ, Inc. 2021 Employee Stock Purchase Plan of our reports dated February 25, 2026, with respect to the consolidated financial statements of IonQ, Inc., and the effectiveness of internal control over financial reporting of IonQ, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

February 25, 2026